Exhibit 23.4
CONSENT OF MICHAEL STEINMANN, P. GEO.
     The undersigned does hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Pan American Silver Corp., which is being filed with the United States Securities and Exchange Commission, of references to and summaries of a technical report in respect of the La Colorada mine dated March 17, 2006, a technical report in respect of the Manantial Espejo project dated March 2006 and a technical report entitled “Feasibility Study Volume I” dated March 31, 2005 relating to the Alamo Dorado project (collectively, the “Incorporated Information”), included in the Annual Information Form of Pan American Silver Corp. for the year ended December 31, 2006 (the “AIF”).
     The undersigned does hereby confirm that he has read the AIF and the AIF fairly and accurately represents the Incorporated Information, and the AIF does not materially misrepresent, by omission or otherwise, any of the Incorporated Information.
     The undersigned does also hereby consent to the incorporation by reference in the Registration Statement on Form F-10 (No. 333-122152) of Pan American Silver Corp. of the Incorporated Information.
     Dated this 29th day of March, 2007.
/s/ Michael Steinmann
Michael Steinmann P. Geo.